FIRST AMENDMENT

TO

STOCK OPTION AGREEMENT

This FIRST AMENDMENT TO STOCK OPTION AGREEMENT (this “Amendment”) is entered into on and as of March 7, 2016 (the “Amendment Date”) between Eco-Stim Energy Solutions, Inc., a Nevada corporation (the “Company”), and Jogeir Romestrand (“Recipient”). Recipient and the Company are collectively referred to in this Amendment as the “Parties.” Capitalized terms used but not defined herein shall have the meanings set forth in the Eco-Stim Energy Solutions, Inc. 2013 Stock Incentive Plan (the “Plan”).

RECITALS:

WHEREAS, the Company and Recipient are parties to that certain Non-Statutory Stock Option Agreement (the “Agreement”) made as of the 18th day of September, 2015 (the “Date of Grant”), pursuant to which the Company granted to Recipient the right and option to purchase 41,667 shares of the Company’s Common Stock at a purchase price of $4.75 per share under the Plan and subject to the terms and conditions specified in the Agreement (the “Option”); and

WHEREAS, the Agreement provides that the Option vests and becomes exercisable in four semi-annual instalments and further provides that the Option may be exercised only while Recipient remains a member of the Board of Directors of the Company (the “Board”) and will terminate and cease to be exercisable upon the date Recipient is no longer a member of the Board; and

WHEREAS, Recipient has resigned from the Board;

WHEREAS, the Board has designated and appointed Recipient as Director Emeritus of the Company for a term beginning on March 7, 2016 and ending on September 30, 2017, which entitles Recipient to receive notice of and attend all subsequent meetings of the Board; and

WHEREAS, in recognition of Recipient’s appointment as Director Emeritus of the Company, the Compensation Committee of the Board has determined that it is in the best interests of the Company to amend the Agreement to provide that the Option may be exercised so long as Recipient continues to serve as Director Emeritus.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree that the Agreement shall be amended, effective as of the Amendment Date, as set forth below:

1.	Any and all references in the Agreement that relate to Recipient’s status or service as a member of the Board of Directors of the Company, or resignation or removal from such position, shall henceforth be deemed to also refer to, where applicable (including but not limited to Section 3 of the Agreement), Recipient’s status or service as a “Director Emeritus of the Company” (as defined below) and resignation or removal from such position. For purposes of the Agreement and this Amendment, “Director Emeritus of the Company” means an individual designated by the Board to serve as a non-voting observing member of the Board.

2.	Except as expressly modified by this Amendment, the terms of the Agreement shall remain in full force and effect and are hereby confirmed and ratified.

IN WITNESS WHEREOF, the Parties have executed this Amendment in multiple counterparts, each of which is an original and all of which constitute a single instrument, effective as of the date first written above.

RECIPIENT:	COMPANY:
Eco-Stim Energy Solutions, Inc.

/s/ Jogeir Romestrand	By:	/s/ J. Christopher Boswell
Jogeir Romestrand		J. Christopher Boswell, CEO